Exhibit 99.1
Press Release Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)
NEWPORT CORPORATION REPORTS
FIRST QUARTER 2008 RESULTS
Over $15 Million of New Orders Received in the Quarter for
Solar Cell Manufacturing Applications
Irvine, California — April 30, 2008 — Newport Corporation (NASDAQ: NEWP) today reported its financial results for the first quarter ended March 29, 2008, and provided guidance regarding its expected financial performance in the second quarter of 2008.
     Sales in the first quarter of 2008 totaled $115.2 million, an increase of 7.4% over the $107.3 million recorded in the first quarter of 2007. New orders received in the first quarter of 2008 totaled $125.0 million, an increase of 13.3% over the $110.3 million recorded in the prior year period. The new orders recorded in the first quarter of 2008 represent the second highest quarterly level of new orders in the company’s history behind the $130.2 million recorded in the fourth quarter of 2007.
     Newport reported net income in the first quarter of 2008 of $3.7 million, or $0.10 per diluted share, compared with $5.3 million, or $0.13 per diluted share, in the first quarter of 2007.
     Robert J. Phillippy, president and chief executive officer, said, “Our first quarter earnings and revenue were both at or above the high end of the guidance ranges we provided in our year-end earnings release on January 30, 2008. More importantly, our new orders represented the highest level we have ever booked in a first quarter of our fiscal year. In particular, we continue to be excited by the opportunities we are seeing for our products supporting solar cell (photovoltaic) manufacturing applications. In the first quarter of 2008, we recorded over $15 million in orders from photovoltaic customers. This exceeds the total orders we received from customers in this market for all of 2007. We expect to see our participation in this market continue to expand throughout 2008 and beyond.”
     The company noted that its sales to and orders from photovoltaic customers are included in its microelectronics end market. The significant increase in orders from these customers more than offset the weakness in new orders from semiconductor capital equipment customers, which are also included in the microelectronics end market. In total, orders from customers in the microelectronics market in the first quarter of 2008 were $40.5 million, compared with $30.6 million in the first quarter of 2007.
     Newport also reported that it is on track to open its photovoltaic applications laboratory and demonstration facility in Stahnsdorf, Germany by the end of the second quarter of 2008. This applications laboratory will serve as a showcase for Newport’s portfolio of capabilities to enhance solar cell manufacturing and testing, and will demonstrate the performance of the company’s products in applications including solar cell scribing, edge isolation and test.
     Mr. Phillippy added, “We are also pleased with our progress in the life & health sciences market. Orders from customers in this market in the first quarter of 2008 were up 17.4% over the first quarter of 2007, and were the highest quarterly level of orders from this market in Newport’s history. We believe that our customers in this segment are increasingly recognizing the value of our ability to provide solutions that enhance the performance of their bioinstrumentation and medical equipment applications.”
     The company also noted that its Lasers Division continues to make good progress on its operational and profitability improvement initiatives. The division’s first quarter financial results were slightly better than expectations, and the division remains on track to complete these initiatives by the fourth quarter of 2008.
     The company’s gross profit for the first quarter of 2008 was $46.1 million, or 40.0% of net sales, compared with $46.6 million, or 43.5% of net sales, in the first quarter of 2007. The decrease in gross margin in the first quarter of 2008 compared with the prior year period was due primarily to the shipment of a greater proportion of lower-margin products during the current year quarter.
     Selling, general and administrative (SG&A) expenses for the first quarter of 2008 were $29.8 million, or 25.9% of net sales, compared with $30.0 million, or 28.0% of net sales, in the first quarter of 2007. The company noted that it was able to hold SG&A expenses relatively flat compared with the prior year while increasing revenues, demonstrating the company’s ability to reduce its SG&A spending as a percentage of sales as its revenue levels increase.
     Research and development (R&D) expense for the first quarter of 2008 was $11.4 million, or 9.9% of net sales, compared with $10.6 million, or 9.9% of net sales, in the first quarter of 2007.
     The company’s cash, cash equivalents and marketable securities totaled $134.5 million at the end of the first quarter of 2008. During the first quarter of 2008, the company repurchased approximately 1.1 million shares of its common stock for approximately $11.4 million under its share repurchase program. Over the last five quarters, the company has repurchased approximately 6.4 million shares of its stock. As of March 29, 2008, the company had approximately 36.6 million diluted shares outstanding.
SECOND QUARTER 2008 BUSINESS OUTLOOK
     The following statements reflect the current expectations of the company’s management based on available information and refer to expected results from continuing operations. These statements are forward-looking and actual results may differ materially as a result of the factors more specifically referenced below under the caption “SAFE HARBOR STATEMENT.”
     Sales for the second quarter of 2008 are expected to be approximately equal to the first quarter level. Due to the high level of new orders booked in the last two quarters, the company enters the second quarter of 2008 with the highest level of backlog scheduled for shipment within twelve months in its history. However, many of these orders are scheduled for delivery in the next nine to twelve months. Therefore, most of the benefit of this large backlog will be realized in late 2008 and early 2009.
     Gross margin for the second quarter of 2008 is expected to be slightly higher than the 40.0% recorded in the first quarter of 2008.
     SG&A expenses for the second quarter of 2008 are expected to be in the range of $31 million to $33 million. The increase over the first quarter level is attributable primarily to performance-based restricted stock units awarded under the company’s equity incentive program. These awards were made in the latter part of the first quarter of 2008, and the second quarter will therefore include a full quarter of expense relating to such awards. The increase is also due to annual salary increases that became effective in April and to higher expenses related to incentive compensation. Other SG&A expenses are expected to be at approximately the same level as the first quarter of 2008.

     R&D expenses for the second quarter of 2008 are expected to be higher than the first quarter of 2008, in the range of $11.5 million to $12.0 million, due primarily to increased investment in R&D programs related to the photovoltaic market.
     The company expects its income tax rate in the second quarter of 2008 to be approximately 15% to 16%. This amount will vary depending on certain state minimum taxes, taxes on foreign earnings and adjustments to income tax reserves.
     The company expects its number of diluted common shares outstanding for the second quarter of 2008 to be in the range of 36 million to 37 million, depending on the number of stock options exercised and any share repurchases made by the company during the quarter.
     Based on the increases in certain expenses, coupled with the relatively flat revenue level, the company expects its earnings per diluted share in the second quarter of 2008 to be at or slightly below the first quarter 2008 level.
     Mr. Phillippy commented, “While our sales have been negatively impacted by the cyclical downturn in the semiconductor equipment market, we are very optimistic about the performance improvements we are seeing in our Lasers Division, as well as the momentum we are gaining with photovoltaic customers. We believe that these factors will lead to significant sales and operating income growth starting in the second half of 2008 and continuing into 2009.”
ABOUT NEWPORT CORPORATION
     Newport Corporation is a leading global supplier of advanced photonics technologies to customers in the scientific research, microelectronics, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation and optical subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.
INVESTOR CONFERENCE CALL
     Robert J. Phillippy, president and chief executive officer, and Charles F. Cargile, senior vice president, chief financial officer and treasurer, will host an investor conference call today, April 30, 2008, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the first quarter of 2008 and its business outlook. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing (888) 218-8184 within the U.S. and Canada or (913) 312-0954 from abroad.
     The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on Wednesday, April 30, 2008, and continue through 8:00 p.m. on Wednesday, May 7, 2008. The replay confirmation code is 6646410.

SAFE HARBOR STATEMENT
     This news release contains forward-looking statements, including without limitation the statements under the heading “Second Quarter 2008 Business Outlook” regarding Newport’s expected sales, timing of shipment of backlog, gross margin, operating expenses, income tax rate, number of diluted common shares, and earnings per diluted share for the second quarter of 2008, and the statements made by Robert J. Phillippy and the company regarding the expansion of the Company’s participation in the photovoltaic market, the expected time frame for completion of the company’s photovoltaic applications lab and demonstration facility, the expected time frame for completion and expected results of the performance improvement initiatives in its Lasers Division, the company’s ability to reduce SG&A spending as revenues increase, and the Company’s sales and earnings growth in the second half of 2008 and in 2009, that in each case are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 29, 2007, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets, particularly to photovoltaic customers and the life and health sciences market; ability to successfully integrate businesses recently acquired; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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Newport Corporation
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 29,	March 31,
(In thousands)	2008	2007
Net sales	$115,243	$107,264
Cost of sales	69,132	60,633

Gross profit	46,111	46,631

Selling, general and administrative expenses	29,791	30,014
Research and development expense	11,444	10,603

Operating income	4,876	6,014

Interest and other income (expense), net	(483)	201

Income before income taxes	4,393	6,215

Income tax provision, net	668	964

Net income	$3,725	$5,251

Net income per share:
Basic	$0.10	$0.13
Diluted	$0.10	$0.13

Shares used in the computation of net income per share:
Basic	36,539	40,303
Diluted	36,594	41,487

Other operating data:
New orders received during the period	$124,975	$110,314
Backlog at the end of period scheduled to ship within 12 months	$128,204	$115,424

Newport Corporation
Consolidated Balance Sheets
(Unaudited)

	March 29,	December 29,
(in thousands)	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$72,528	$88,737
Marketable securities	61,942	55,127
Accounts receivable, net	93,475	87,606
Notes receivable, net	4,636	3,821
Inventories	119,101	113,969
Deferred income taxes	6,513	6,248
Prepaid expenses and other current assets	16,071	13,603

Total current assets	374,266	369,111

Property and equipment, net	64,737	61,872
Goodwill	174,197	174,197
Deferred income taxes	17,055	16,932
Intangible assets, net	45,159	46,171
Investments and other assets	22,465	21,664

	$697,879	$689,947

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term obligations	$17,174	$12,402
Accounts payable	34,453	33,319
Accrued payroll and related expenses	22,896	23,096
Accrued expenses and other current liabilities	25,443	24,598

Total current liabilities	99,966	93,415

Long-term debt	175,000	175,000
Obligations under capital leases, less current portion	1,473	1,381
Accrued pension liabilities	11,743	10,740
Other liabilities	4,968	4,966
Stockholders’ equity	404,729	404,445

	$697,879	$689,947

Newport Corporation
Sales and Orders by End Market
(Unaudited)

	Three Months Ended
(In thousands, except percentages)	3/29/08	3/31/07
Sales by End Market

Scientific research, aerospace and defense/security	$38,439	$34,859
Microelectronics	35,777	31,490
Life and health sciences	20,703	20,741
Industrial and other	20,324	20,174

Total	$115,243	$107,264

As a percentage of net sales:
Scientific research, aerospace and defense/security	33.4	32.5
Microelectronics	31.0	29.4
Life and health sciences	18.0	19.3
Industrial and other	17.6	18.8

Total	100.0	100.0

Orders by End Market

Scientific research, aerospace and defense/security	$35,684	$35,713
Microelectronics	40,499	30,619
Life and health sciences	25,978	22,122
Industrial and other	22,814	21,860

Total	$124,975	$110,314

As a percentage of total orders:
Scientific research, aerospace and defense/security	28.5	32.4
Microelectronics	32.4	27.8
Life and health sciences	20.8	20.0
Industrial and other	18.3	19.8

Total	100.0	100.0